Exhibit 10.14

Summary of Non-Employee Director Compensation Program for 2014

Effective January 1, 2014, the following compensation program applies to non-employee directors of Compass Minerals International, Inc. (the “Company”):

1.	Annual Retainer - Each non-employee director will receive from the Company an annual retainer of $155,000 per year:
a)	$70,000 of the annual retainer amount per year is the cash retainer and may be deferred into the Directors’ Deferred Compensation Plan at the election of the director; and
b)
$85,000 of the annual retainer amount per year must be deferred into the Directors’ Deferred Compensation Plan until ownership levels are met, and then may be deferred or taken in shares of stock of the Company.  Deferred amounts are converted into units equivalent to the value of the Company’s common stock and accumulated deferred fees are distributed in common stock.

2.
Ownership Levels -  Each non-employee member of the Board of Directors is required to obtain and to maintain ownership in Company stock (or its equivalent) equal to five times the annual cash retainer, which amount is to be achieved within five years of joining the Board.

3.	Committee Service Fee - Each non-employee director will receive from the Company an annual fee for serving on each of the following committees, as follows:

Audit Committee	$7,500
Compensation Committee	$5,000
Nominating/Corporate Governance Committee	$5,000
Environmental, Health & Safety Committee	$5,000

4.	Committee Chair Fee. Each non-employee director who serves as a committee chair for 2014 will receive from the Company the following annual fee, as follows:

Audit Committee	$15,000
Compensation Committee	$10,000
Nominating/Corporate Governance Committee	$7,500
Environmental, Health & Safety Committee	$7,500

5.	Lead Independent Director. The Lead Independent Director will be paid an annual fee in the amount of $20,000 per year.

6.
Cash v. Deferral Election.  Non-employee directors may elect to receive fees paid for serving on a committee, as a committee chair, and as Lead Independent Director in cash or may elect to defer such into the Company’s Directors’ Deferred Compensation Plan.